Exhibit 23.03

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2005, with respect to the consolidated financial statements and financial statement schedule of Homestore, Inc., Homestore, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Homestore, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Los Angeles, California
March 7, 2005